Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Data I/O Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Type	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2)
Equity	Common Stock	Rule 457(c) and Rule 457(h)	1,700,000(3)	3.47	$5,899,000	0.0001476	$870.69
Total Offering Amounts
Total Fee Offsets(3)					--		--
Net Fee Due					--		$870.69

(1)         Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any securities that may be offered or issued pursuant to the 2000 Stock Compensation Incentive Plan (the “2000 Plan”), as amended, and the Data I/O Corporation 2023 Omnibus Incentive Plan (the “2023 Plan”) as a result of adjustments for stock dividends, stock splits and similar changes.

(2)         The proposed maximum offering price per share and the registration fee have been calculated in accordance with Rule 457(c) and (h) under the Securities Act based on the average of the high and low prices for shares of the registrant’s common stock on April 26, 2024, as quoted by Nasdaq Capital Market.

(3)         Consists of 392,451 shares issuable under the 2000 Plan and 1,308,549 shares issuable under the 2023 Plan.

(4)         The Company does not have any fee offsets.

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